EXHIBIT 99.2

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                             5700 West 159th Street
                         Oak Forest, Illinois 60452-3198
                                 (708) 687-9400



                      NOTICE OF SPECIAL MEETING OF MEMBERS



         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Hemlock Federal Bank for Savings ("Hemlock Federal" or the "Bank") will be held at the main office of the Bank located at 5900 West 159th Street, Oak Forest, Illinois, on March ___, 1997 at __:__ a.m., Oak Forest, Illinois Time. The purpose of this Special Meeting is to consider and vote upon:

1. A plan to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the concurrent sale of all the Bank's common stock to Hemlock Federal Financial Corporation a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock;

2. The establishment of the Hemlock Federal Bank for Savings Charitable Foundation, Inc. (the"Foundation") an Illinois non-stock corporation dedicated to the promotion of charitable purposes within the communities in which the Bank operates; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors of the Bank at the close of business on January 31, 1997 and borrowers of the Bank as of February 14, 1985 and January 31, 1997 who continue to be depositors and borrowers as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                             BY ORDER OF THE BOARD OF DIRECTORS





                                             Rosanne Pastorek-Belczak
                                             Secretary



Oak Forest, Illinois
February __, 1997



          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
            FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.


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                         SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present "mutual" form of organization, Hemlock Federal has no stockholders. Its deposit account holders are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank would be converted into a federally chartered savings bank organized in stock form, and all of the Bank's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering (1) to account holders with an account balance of $50 or more on June 30, 1995 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Bank and the Holding Company ("Tax-Qualified Employee Plans"), (3) account holders of the Bank with an account balance of $50 or more as of December 31, 1996 ("Supplemental Eligible Account Holders"), (4) certain other members of the Bank as of January 31, 1997 who are not Eligible or Supplemental Eligible Account Holders ("Other Members") and (5) employees, officers and directors of the Bank (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a public offering (the "Public Offering") through Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Charles Webb") to selected persons to whom a prospectus (the "Prospectus") is delivered. The Subscription Offering and the Public Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.

Business Purposes  for  Conversion.  Net  Conversion  proceeds  are  expected to increase the capital of Hemlock Federal, which will support the expansion of its financial services to the public. The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets. The Bank will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury ("OTS") and the Federal Deposit Insurance Corporation ("FDIC").

Subscription Offering. As part of the Conversion, Common Stock is being offered for sale in the Subscription Offering, in the priorities summarized below, to the Bank's (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3) Supplemental Eligible Account Holders (4) Other Members, and (5) employees, officers and directors. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Public Offering for sale to selected persons through Charles Webb.

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Subscription Rights of Eligible  Account  Holders.  Each Eligible Account Holder
         has been given non-transferable rights to subscribe for an amount equal to the greater of $200,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights of Tax-Qualified  Employee
Plans. The Bank's Tax-Qualified Employee Plans have been given non-transferable rights to subscribe, individually and in the aggregate, for up to 10% of the total number of shares sold in the Conversion after satisfaction of subscriptions of Eligible Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

Subscription Rights of Supplemental Eligible Account Holders. After satisfaction of subscriptions of Eligible Account Holders and Tax- Qualified Employee Plans, each Supplemental Eligible Account Holder (other than directors and officers of the Bank) has been given non-transferable rights to subscribe for an amount equal to the greater of $200,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.

Subscription Rights of Other Members. Each Other Member has been given non-transferable rights to subscribe for an amount equal to the greater of $200,000 of Common Stock or one-tenth of one percent of the total number of shares offered in the Conversion after satisfaction of the subscriptions of the Bank's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders.

Subscription Rights of Bank  Personnel.  Each individual  employee,  officer and director of the Bank has been given the right to subscribe for an amount equal to the greater of $200,000 of Common Stock after satisfaction of the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 22% of the total shares offered in the Conversion.

Public Offering. Subject to prior rights of holders of subscription rights, the Holding Company may also offer the Common Stock for sale to selected persons through Charles Webb in a Public Offering.

Purchase Limitations. No person may purchase more than $200,000 of Common Stock in the Subscription Offering. No person, together with associates, and persons acting in concert, may purchase more than $900,000 of Common Stock in the Conversion. No person, together with associates of and persons acting

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



in concert with such person, may purchase more than $200,000 of Common Stock in the Public Offering. The aggregate purchases of directors and executive officers and their associates may not exceed 35% of the total number of shares offered in the Conversion. These purchase limitations do not apply to the Bank's Tax-Qualified Employee Plans.

Expiration Date of the Subscription Offering. All subscriptions for Common Stock in connection with the Subscription Offering must be received by noon, Oak Forest, Illinois Time on March __, 1997.

How to Subscribe for Shares. For information on how to subscribe for Common Stock being offered in the Subscription Offering, please read the Prospectus and the order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Bank's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OTS.

Price of Common Stock. All sales of Common Stock in the Offering will be made at the same price per share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Bank and the Holding Company upon Conversion. On the basis of a preliminary appraisal by Keller & Company, Inc. ("Keller"), which has been reviewed by the OTS, a minimum of 1,334,500 and a maximum of 1,805,500 shares will be offered in the Conversion. See "The Conversion - Stock Pricing and Number of Shares to be Issued" in the Prospectus.

Tax  Consequences.  The Bank has received an opinion
         from its special counsel, Silver, Freedman & Taff, L.L.P., stating that the Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. The Bank has also received an opinion from Crowe, Chizek and Company LLP ("Crowe Chizek") stating that the Conversion will not be a taxable transaction for Illinois income tax purposes.

Required Vote. Approval of the Plan of Conversion will require the affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

            YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE PLAN OF
                                   CONVERSION

                    SUMMARY OF PROPOSED CHARITABLE FOUNDATION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         As a reflection of the Bank's long-standing commitment to the local community, the Holding Company intends to establish the Foundation upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Illinois under the General Not For Profit Corporation Act of 1986 and $1.0 million will be accrued to provide initial funding for the Foundation. If the Bank's members approve the Plan of Conversion, but not the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. If the pro forma market value of the Common Stock is less than $13.3 million or more than $20.8million, the Bank may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein.

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

Structural Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. The Foundation may be able to support community charitable activities even in periods when the Bank or the Holding Company would not be in a position to do so.

         The Foundation will be a private foundation under the Code. As a private Foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.

Funding of the Foundation. The Foundation will be initially funded with an aggregate of $1.0 million of contributions from the Holding Company. In addition, the Holding Company currently intends to make additional contributions to the Foundation of up to 10% of its net income on an annual basis. Such future contributions to the Foundation may be made either in cash or Holding Company Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Holding Company's then current financial condition, operations and prospects and of the need for charitable donations in the Holding Company's market area. Any such additional contributions will reduce earnings and may have a material impact on the Holding Company's earnings for such quarter and for the year. The Holding Company does not anticipate making any contributions to the Foundation that will not be tax deductible.

Tax Considerations. The Holding Company has been advised by their independent accountants that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Bank's members at the Special Meeting. As long as the foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a
         Section 501(c)(3) organization will be the date of its organization.


Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation
         is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the
         Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant

                                       iv

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         recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) unless required by another condition imposed by the OTS, the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company.

                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
    THE ESTABLISHMENT OF THE HEMLOCK FEDERAL FINANCIAL CHARITABLE FOUNDATION


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                        HEMLOCK FEDERAL BANK FOR SAVINGS

                                 PROXY STATEMENT

             SPECIAL MEETING OF MEMBERS TO BE HELD ON MARCH __, 1997

                               PURPOSE OF MEETING


         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Hemlock Federal Bank for Savings ("Hemlock Federal" or the "Bank") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Bank to be held at the Bank's main office located at 5900 West 159th Street, Oak Forest, Illinois 60452-3198, on March __, 1997 at __:__ _.m., Oak Forest, Illinois Time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Bank would be converted (the "Conversion") from a federally chartered mutual savings bank into a federally chartered stock savings bank, the concurrent sale of all the common stock of the stock savings bank to Hemlock Federal Financial Corporation (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock") The Special Meeting is also being held to consider and vote upon the establishment of the Hemlock Federal Bank for Savings Charitable Foundation, Inc. ("the Foundation"), a charitable organization dedicated to the promotion of charitable purposes within the communities in which the Bank operates and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION AND IN FAVOR OF THE ESTABLISHMENT OF THE HEMLOCK FEDERAL BANK FOR SAVINGS CHARITABLE FOUNDATION, INC.

         The Bank is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Bank's financial services to the public. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Board of Directors of the Bank believes that the Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option and incentive plan and a recognition and retention plan, subject to approval of Holding Company stockholders following completion of the Conversion.
See "Management - Benefit Plans" in the accompanying Prospectus.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         As a reflection of the Bank's long-standing commitment to the local community, the Holding company intends to establish the Foundation upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Illinois under General Not For Profit Corporation Act of 1986 and $1.0 million will be accrued to provide initial funding for the Foundation. The Foundation will be established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Board believes that the Foundation will enhance the long term value of the Bank's franchise by

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increasing  customer  loyalty  as well as the size of its  customer  base.  See,
"Establishment of the Hemlock Federal Bank for Savings Charitable Foundation, Inc." in the Prospectus.

         Voting in favor of the Foundation will not obligate any person to purchase any Common Stock.

         THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Bank has fixed January 31, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank depositors of record as of the close of business on the Voting Record Date and borrowers as of February 14, 1985 and the Voting Record Date who continue to be depositors and borrowers as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Bank, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion. Each member borrower is entitled to one vote in addition to any other vote the borrower may otherwise have.

         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. Approval of the establishment of the Foundation will also require the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of January 31, 1997, the Bank had approximately _____ members who were entitled to cast a total of approximately _______ votes at the Special Meeting.

         Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

         All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion and the establishment of the charitable foundation. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned or the member does not vote in person, the Bank is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Charles Webb will assist the Bank in the solicitation of proxies. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Bank's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of June 30, 1995; (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of December 31, 1996); (iv) Other Members (deposit account holders eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Bank's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in connection with the Public Offering through Charles Webb.

         THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK AND THE HOLDING COMPANY; ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT NOON, OAK FOREST, ILLINOIS TIME ON MARCH __, 1997 UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Holding Company with the approval of the OTS. This 45-day period expires ________ __, 1997 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

         The Public Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription
Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

         The commencement and completion of the Offering, however, is subject to market conditions and other factors beyond the Bank's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Public Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Holding Company from the sale of the Common Stock. The Bank and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Bank's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Bank upon request. A copy of the Holding Company's articles of incorporation and bylaws are also available from the Bank upon request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Bank's current federal mutual charter, depositors have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Bank. Depositors will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on June 30, 1995 or December 31, 1996, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Bank. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Conversion. The Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Bank will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Bank.

         Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Bank's counsel with respect to federal taxation, and either a ruling of the Illinois taxation authorities or an opinion letter with respect to Illinois taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Bank or the Bank's deposit account holders receiving subscription rights.

         The Bank has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank upon the receipt of money from the Holding Company for stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion; (v) gain, if any, will be realized by the Eligible Account Holders and Supplemental Eligible
Account  Holders  of the  Bank,  upon  the  constructive  issuance  to  them  of withdrawable deposit accounts of the Bank immediately after the proposed Conversion, interests in the Liquidation Account, and on the receipt or distribution to them of the nontransferable Subscription Rights to purchase Holding Company Common Stock (any such gain will be recognized by such account holder, but only to the extent, if any, of an amount not in excess of the fair market value of the Subscription Rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account will be zero; (viii) the basis of the Holding Company Common Stock to its shareholders will be the Purchase Price thereof and a shareholder's holding period for Holding Company Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised; (ix) the converted Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (x) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank has received the letter of Keller (the "Appraiser Letter") which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a public offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Appraiser Letter, no taxable income will be realized by a stock subscriber as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock or upon the lapse of such rights.

         If it is subsequently established that the subscription rights received by such persons have an ascertainable fair market value, or in the case of employees, directors and officers are compensatory in nature, then, in such event, the subscription rights will be taxable to the recipient in the amount of their fair market value. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe Chizek, to the effect that, assuming the Conversion does not result in any federal taxable income, gain or loss to the Bank in its mutual or stock form, the Holding Company, the account holders, borrowers, officers, directors and employees and Tax- Qualified Employee Plans of the Bank, the Conversion should not result in any Illinois income tax liability to such entities or persons.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe Chizek, as well as the Appraiser Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Illinois tax consequences of the Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Bank's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                     DESCRIPTION OF THE ESTABLISHMENT OF THE
          HEMLOCK FEDERAL BANK FOR SAVINGS CHARITABLE FOUNDATION, INC.

Establishment of Charitable Foundation

         General. As a reflection of the Bank's long-standing commitment to the local community, the Holding Company intends to establish the Foundation upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Illinois under the General Not For Profit Corporation Act of 1986 and $1.0 million will be accrued to provide initial funding for the Foundation. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. If the resulting pro forma market value of the Common Stock is less than $13.3 million or more than $20.8million, the Bank may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "-- Stock Pricing."

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities.

         The Foundation will be a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Board believes that the Foundation will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base.

         The Board believes that the establishment of the Foundation will facilitate the support of charitable activities during periods when the Holding Company may not be in a position to support such activities. In addition, the Board believes that the formation and initial funding of the Foundation will have a highly beneficial public relations impact. Finally, the Board believes that the formation of the Foundation will facilitate the participation of non-Holding Company personnel in charitable activities.

         Structure  of  the  Foundation.   The  Foundation  will  be  a  private
foundation under the Code. As a private Foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.

         The authority for the affairs of the Foundation will be vested in the Board of Trustees of the Foundation which will initially be comprised of Chairman Partynski, President Stevens and at least two other trustees. Although all of the Foundation's initial trustees will be selected by the Holding Company, after the Foundation is actually formed, the Foundation's trustees may be nominated and elected only by its Board of Trustees. As a result, the Board of Trustees will be self-perpetuating. In addition, under the Foundation's Articles of Incorporation, not more than 50% of the Foundation's trustees may be directors or officers of the Bank or the Holding Company without OTS approval.

         The Articles of Incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, directors or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate insider benefits. While these provisions would not prohibit the payment of reasonable compensation for services rendered, it is not currently contemplated that the members of the Board of Trustees will receive fees for their services.

         The Trustees of the Foundation will be responsible for establishing and carrying out the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. The Trustees of the Foundation will be also responsible for directing the activities of the Foundation, and managing its assets.

         While the Foundation does not currently intend to purchase any shares of the Common Stock on the open market, it is authorized to do so. The OTS has informed the Holding Company that any such purchases would be deemed to be repurchases by the Holding Company for the purposes of the OTS restrictions on post-conversion stock repurchases. See "Use of Proceeds." Under the order of the OTS approving the Bank's conversion application, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Illinois and the OTS determines that federal law would not preempt the application of the laws of the State of Illinois to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restrictions, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Holding Company or the Foundation. In the event that the OTS waives the voting restriction, the trustees would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of trustees of the Foundation to control the voting of the Common Stock held by the Foundation. There will be no agreements or understandings with trustees of the Foundation regarding the exercise of control directly or indirectly, over the management or policies of the Holding Company or the Bank, including agreements related to voting, acquisition or disposition of the Holding Company's stock. As trustees of a nonprofit corporation, trustees of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

         It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Transactions between the Foundation and the Bank will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge.

         Funding of the Foundation. The Foundation will be initially funded with an aggregate of $1.0 million of contributions from the Holding Company. In addition, the Holding Company currently intends to make additional contributions to the Foundation of up to 10% of its net income on an annual basis. Such future contributions to the Foundation may be made either in cash or Holding Company Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Holding Company's then current financial condition, operations and prospects and of the need for charitable donations in the Holding Company's market area. Any such additional contributions will reduce earnings and may have a material impact on the Holding Company's earnings for such quarter and for the year. The Holding Company does not anticipate making any contributions to the Foundation that will not be tax deductible. See "Risk Factors - Future Contributions to the Bank's Charitable Foundation," and "Pro Forma Data" in the Prospectus.

         If the Foundation is approved by members, the Holding Company will recognize a $1.0 million expense (offset in part, by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the first or second quarter of fiscal 1997. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors - Establishment of the Charitable Foundation" and "Pro Forma Data" in the Prospectus.

         Tax Considerations. The Holding Company has been advised by their independent accountants that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Bank's members at the Special Meeting. As long as the foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

         A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitation set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Holding Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Holding Company and the Bank believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raided in the Conversion. In making such a determination, the Holding Company and the Bank considered the dilutive impact of the Foundation on the conversion appraisal. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such considerations, the Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation" in the Prospectus. Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Bank and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Holding Company and the Bank's pro forma capital positions. As such, the Holding Company and the Bank believe that the contribution does not raise safety and soundness concerns.

         The Holding Company and the Bank have received an opinion of their independent accountants that the Holding Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the $1.0 million, subject to a limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal and Illinois tax purposes.

         The Holding Company currently estimates that substantially all of the initial $1.0 million of contributions should be deductible. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the periods following the year in which the contributions are made to fully utilize the carryover related to the excess contribution.

         Although the Holding Company has received an opinion of its independent accountants that the Holding Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(d)(3) exempt organization or that the deduction will be permitted. In such event, the Holding Company's contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors-- Establishment of the Charitable Foundation." In cases of willful, flagrant or repeated acts of failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) unless required by another condition imposed by the OTS, the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Illinois and the OTS determines the federal law does not preempt the application of the laws of the State of Illinois to the Foundation; (b) cause the

Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation. There can be no assurance that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         The establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Valuation Range, as set forth herein, takes into account the after-tax impact of a $1.0 million contribution. See "Pro Forma Data" in the Prospectus.

                             ADDITIONAL INFORMATION

         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Bank and a description of the capitalization and business of the Bank and the Holding Company, including the Bank's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock, the establishment of the Hemlock Federal Financial Charitable Foundation and a description of the Common Stock, is intended to help you evaluate the Conversion and the establishment of the Foundation and is incorporated by this reference.

         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

         If you have any questions,  please call our Information Center at (708)
___-____.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                          ----------------------------


         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

         THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                 REVOCABLE PROXY

                        HEMLOCK FEDERAL BANK FOR SAVINGS


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEMLOCK FEDERAL BANK FOR SAVINGS


         The undersigned member of Hemlock Federal Bank for Savings (the "Bank") hereby appoints the Board of Directors of the Bank as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the Bank's office located at 5700 West 159th Street, Oak Forest, Illinois 60452-3198, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof to vote FOR or AGAINST:

         1) The adoption of the Plan of Conversion to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the simultaneous issuance of its common stock to Hemlock Federal Financial Corporation, a Delaware corporation (the "Holding Company") and sale by the Holding Company of shares of its Common Stock; and

         2) The establishment of the Hemlock Federal Bank for Savings Charitable Foundation, Inc. (the "Foundation") an Illinois non-stock corporation dedictated to the promotion of charitable purposes within the communities in which the Bank operates.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION AND IN FAVOR OF THE ESTABLISHMENT OF THE FOUNDATION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.


         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Bank either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.






             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                        HEMLOCK FEDERAL BANK FOR SAVINGS



Please Mark Votes Below

Approval of the Plan of Conversion


FOR      o        AGAINST         o         DATE:                         , 1997
                                                 -------------------------------

Approval of the Establishment of the Foundation

FOR      o        AGAINST         o         DATE:                         , 1997
                                                 -------------------------------




                                            X___________________________________





                                            X___________________________________


                                            IMPORTANT:  Please  sign  your  name
                                            exactly as it appears on this proxy.
                                            Joint   accounts   need   only   one
                                            signature.   When   signing   as  an
                                            attorney,   administrator,    agent,
                                            corporation,    officer,   executor,
                                            trustee or  guardian,  etc.,  please
                                            add   your   full   title   to  your
                                            signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.